Exhibit 99.1

NEWS RELEASE

Eden Energy Corp. announces Farm-In in the White River Dome Field, Piceance Basin, Colorado

VANCOUVER, September 21, 2006 -- Eden Energy Corp. (OTCBB: EDNE) is pleased to announce that it has entered into a farm-in agreement with Starlight Oil and Gas LLC and Starlight Corporation under which Eden and Starlight will undertake development drilling of the Ant Hill Unit on the eastern flank of the White River Dome field in Colorado. The Ant Hill Unit is a 20,000 acre federal exploratory unit currently operated by EnCana Oil and Gas (USA). Starlight is a private Colorado company.

Under the terms of the agreement, Eden has paid Starlight a prospect fee of $900,000. Starlight will participate for a 10% working interest and Eden will have a 75% working interest in the prospective lands. Starlight will retain a 7.5% gross overriding royalty on the lands.

The first well under the agreement spudded on September 21st and is expected to take about 10 days to drill. The second well will be drilled immediately after the first and the rig will then be released. Completion operations, including fracing and setting production casing, will commence shortly thereafter. Completion operations are expected to take approximately 16 days per well. The Company expects completion times to drop to about 7 days per well as it refines completion techniques.

White River Dome Field and Ant Hill Unit:

The Ant Hill Project is a development-drilling opportunity located in the Piceance Basin of western Colorado. The Ant Hill Unit is a 20,000-acre federal exploratory unit currently operated by EnCana Oil and Gas (USA) on the eastern flank of the White River Dome Field located in T2N-R96&97W, Rio Blanco County, Colorado. The primary targets are the Cameo Coal and Williams Fork Sandstones of the Cretaceous Mesaverde Group, found at an average depth of 8,100 feet. Cumulative production from the field is in excess of 65 BCF from 157 wells, with current production averaging 11 MMCF/D from 100 active wells.

Under a Drilling and Development Agreement executed between Starlight and EnCana on May 5, 2006, and which Eden will become a party to, Eden and Starlight have agreed to drill a minimum of four additional wells in areas outside of the current Participating Areas (PA’s) commencing in the fall of 2006. The wells will be drilled on 160 acre drilling blocks typically encompassing standard governmental quarter sections. By drilling and completing these wells, the existing federal exploratory unit will remain in effect for several more years. Eden and Starlight will carry EnCana for 15% of the total well cost in each new well drilled on 40-acre drill site quarter/quarter section. For each well drilled, Eden and Starlight will also earn a 100% interest in a diagonal 40-acre tract, located in the same 160-acre quarter section. EnCana retains its 100% interest in the two remaining offset locations in each 160 acre drilling block. After the initial four locations are drilled, Eden and Starlight may elect to develop additional 160-acre drilling blocks on any acreage outside the existing PA’s under the same terms. There are 34 potential 160-acre drilling blocks outside of the existing PA’s that have not been developed, resulting in 68 potential drilling locations on what is effectively 40-acre spacing. There is also the potential to develop the field on 20-acre spacing which would provide for another 68 drilling locations.

Typical well life in the field is 17 years. Eden estimates ultimate reserves per well to be approximately 1.07 BCF per well, with an initial production rate of approximately 710mcfd. Gas from the Ant Hill unit typically contains about 25% carbon dioxide, which is piped to a local treatment plant. Drilling and Completion costs are estimated to be $1.9MM per well.

Donald Sharpe, president of Eden Energy Corp. commented: “We are very pleased to consummate this partnership with Starlight. This project will provide Eden with a large number of low risk development wells which will provide stable cash flow for a long time. We also see significant upside potential through the use of modern drilling and fracing techniques. The White River Dome field will provide a nice balance to our exploration projects with Cedar Strat in Nevada and Suncor in Alberta“.

Nevada, USA:

Noah Project:

The Company’s exploration program has been focused on the northern part of the giant Noah anticline. To date this program has included surface mapping, well studies, geochemical analysis, detailed gravity and magnetic surveys, and most recently, a high resolution 2D seismic program designed to delineate the structure.

The seismic interpretation is now complete and the Company is reviewing data with its partner Cedar Strat to select a drilling location. We expect to be able to make further announcements about the Noah anticline within the next 3 months.

Southern Frontier Project:

The Company has decided to delay the 2D seismic program planned for the Southern Frontier project. We intend to do further study in this area before committing to additional exploration work.

Alberta, Canada:

The Chinchaga well, which commenced drilling in March 2006 and subsequently was suspended due to warm weather in northern Alberta, is expected to recommence by December 15, 2006. The well is expected to take approximately 18 days to reach final depth. Eden Energy has a 50% working interest in the well and surrounding acreage.

General:

Eden Energy Corp. focuses on large scale oil and gas projects with significant resource potential. Its Noah project in eastern Nevada contains exceptionally rich source rocks, large thrusted rollover structures, and an excellent potential reservoir rock. The area is similar to thrust belts and basins throughout the world, which contain approximately one quarter of the world's proven reserves of oil and gas. The Chinchaga prospect in Northern Alberta also targets dolomitized Devonian reservoirs and its large resource potential fits well with the Company’s goals. These high potential projects are balanced by the low risk development project at White River Dome in Colorado.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, among other things, the drilling and completion of further wells in the Ant Hill Unit, any future production, reserves and well life in the Ant Hill Unit, the reservoir and resource potential of the Noah and Chinchaga prospects, and recommencement of drilling on the Chinchaga prospect.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration; changes in reserve estimates if any; the potential productivity of our properties; changes in the operating costs and changes in economic conditions and conditions in oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2005 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Eden Energy Corp.

Regarding the company and any of its projects, please contact Eden Energy Corp. at 1-866-693-1100 or email: info@edenenergycorp.com